AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st day of January 2013, between QNB CORP., a Pennsylvania business corporation (the “Corporation”), QNB BANK, a state chartered banking institution (the “Bank”), and DAVID W. FREEMAN, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank and the Executive previously entered into an employment agreement dated September 7, 2010 (the “Prior Employment Agreement”);

WHEREAS, the Corporation, the Bank and the Executive desire to amend and restate the Prior Employment Agreement to revise Executive’s title to President and Chief Executive Officer of the Corporation and the Bank and to add a provision providing for an increased severance payment in the event of termination of Executive’s employment under certain circumstances after a change in control of the Corporation or the Bank.

WHEREAS, Executive desires to accept such employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee.

(a) Executive shall serve as President and Chief Executive Officer of the Corporation and the Bank, respectively, and shall perform all duties and accept all responsibilities incident to such positions as may be assigned to Executive by the Board of Directors of the Corporation (the “Board”) or the Board of Directors of the Bank (the “Bank Board”). Executive shall devote Executive’s full time, attention, and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other activity with the prior approval of the Board or the Bank Board. Executive shall not engage in any business or commercial activities, duties, or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

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(b) During the term of this Agreement, the Bank shall cause Executive to be nominated to the Bank Board, and use its reasonable efforts to cause Executive to be re-elected to the Bank Board.

3. Term of Agreement.

(a) Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the effective date of this Agreement (January 1, 2013), and if not previously terminated pursuant to the terms of this Agreement, ending one year later; provided, however, that the Employment Period shall be automatically renewed on the first anniversary date of the commencement of the Employment Period (the “Renewal Date”) for a period ending one year from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least 90 days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent anniversary (the “Annual Renewal Date”) for a period ending one year from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least 90 days prior to the Annual Renewal Date, in which case this Agreement shall terminate at the end of the Employment Period.

(b) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein). As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive is convicted of or pleads guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of 30 consecutive days or more;

(ii) A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of Executive with the Corporation or the Bank or relieve Executive of Executive’s duties as such relate to the Corporation or the Bank;

(iii) Executive willfully and continuously fails to follow the lawful instructions of the Board or the Bank Board (which instructions must be consistent with the terms of this Agreement), other than a failure resulting from Disability;

(iv) A willful act of material dishonesty on the part of Executive with respect to any material matter involving the Corporation or the Bank;

(v) Executive willfully fails to timely report to the Board or the Bank Board information having a material adverse effect on Corporation or Bank business operations;

(vi) Theft or material misuse by Executive of Corporation or Bank property;

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(vii) Executive fails to conform in any material respect to the Corporation’s or Bank’s code of conduct; or

(viii) A material breach of this Agreement by Executive.

For purposes of this Agreement, “code of conduct” means the policies and procedures related to employment of employees by the Corporation or the Bank set forth in the Corporation’s or Bank’s employee handbook or any similar document. The code of conduct may be amended and updated at any time. The term “code of conduct” shall also include any other policy or procedure that may be adopted by the Corporation or the Bank and communicated to Executive.

Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for Cause, within the meaning of clauses (iii) — (viii) above unless written notice stating the basis for the termination is provided to Executive and Executive (together with Executive’s own counsel) has an opportunity to be heard before the Board or the Bank Board, as applicable, and, after such hearing, a majority of the Board or the Bank Board (excluding Executive), as applicable, duly votes to terminate Executive for Cause.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) the Bank shall pay to Executive the unpaid portion, if any, of Executive’s Annual Base Salary through the date of termination; and

(ii) the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Corporation and the Bank then in effect.

(c) Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s termination of employment for Good Reason. The term “Good Reason” shall mean, without Executive’s express written consent, (i) a material reduction in Executive’s Annual Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which Executive must perform the services under this Agreement; or (iv) any other action or inaction that constitutes a material breach by the Corporation or the Bank of this Agreement, in all cases after notice from Executive to the Corporation or the Bank within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation or the Bank to cure such situation within thirty (30) days after said notice.

If such termination occurs for Good Reason, then the Bank shall pay Executive such benefits as are set forth in Sections 5 or 6 of this Agreement, as applicable.

(d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of Executive’s Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 15(b) below, and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Corporation’s and the Bank’s employee benefit plans.

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(e) Disability. Executive, the Corporation, and the Bank agree that if, in the judgment of the Board, Executive is unable, as a result of illness or injury, to perform the essential functions of Executive’s position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to Executive or others for a period of six months (a “Disability”), the Corporation and the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Corporation’s and the Bank’s benefit plans.

(f) Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 3(f) shall constitute a resignation notice for such purposes.

4. Employment Period Compensation. Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an annual base salary during the Employment Period at the rate of $305,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank (the “Annual Base Salary”). The Annual Base Salary shall be reviewed annually by the Board or the Bank Board and either may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases.

(b) Bonus. The Board and the Bank Board may provide for the payment of an annual bonus to Executive as it deems appropriate to provide incentive to Executive and to reward Executive for Executive’s performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board and the Bank Board.

(c) Vacations, Holidays, etc. Executive shall be entitled to five weeks vacation. Such vacation time shall be subject to the policies as established from time to time by the Bank Board. Executive shall also be entitled to all paid holidays, sick days, and personal days provided by the Bank to its regular full-time employees and executive officers.

(d) Stock Based Incentives. During the term of this Agreement, Executive shall be eligible for such stock based incentives as may be granted from time to time by the Board under the Corporation’s stock based incentive plans and as are consistent with Executive’s responsibilities and performance.

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(e) Employee Benefits Plans. Executive shall be entitled to participate in all health, dental, vision, life insurance, and disability benefit plans available on a general basis to other executive officers of the Corporation and the Bank; provided, however, that the Corporation and the Bank reserve the right, from time to time, to amend in any respect and to terminate all such benefit plans; and provided further that any reduction in such benefits must be applicable to all employees generally.

(f) Additional Benefits.

(i) Executive shall be entitled to participate in the Bank’s long-term disability and accidental death benefit plans; provided, however, that the Bank reserves the right, from time to time, to amend in any respect and to terminate such benefit plans; and provided further that any reduction in such benefits must be applicable to all employees generally.

(ii) The Executive shall be eligible to participate in the Corporation’s retirement savings plan in accordance with the terms of the plan; provided, however, that the Corporation reserves the right, from time to time, to amend in any respect and to terminate such benefit plan; and provided further that any reduction in such benefits must be applicable to all employees generally.

(g) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive, which are properly accounted for, in accordance with the policies and procedures established by the Board or the Bank Board for its executive officers.

(h) Club Membership and Dues. During the term of this Agreement, the Bank agrees to pay the initiation fees and dues for Executive to be a member of a country club to be agreed upon by the Bank and Executive. The Bank also agrees to reimburse Executive for all ordinary, necessary, and reasonable business-related expenses incurred by Executive on Bank business at such country club. As a condition to receiving such reimbursements, the Executive shall submit to the Bank on a timely basis business expense reports, including substantiation sufficient to enable the Bank to deduct the reimbursed expenses for tax purposes.

5. Rights in Event of Termination of Employment after a Change in Control.

(a) In the event that Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) during the term of this Agreement after a Change in Control (as defined in Section 5(c) below) or Executive’s employment is voluntarily terminated by Executive for Good Reason (as defined in Section 3(c) above) after a Change in Control, Executive shall be entitled to receive:

(i) Executive shall be paid, within twenty (20) days following termination, a lump-sum cash payment equal to two (2) times Executive’s Annual Base Salary then in effect (or immediately prior to any reduction resulting in a termination by Executive for Good Reason). Such amount shall be subject to federal, state, and local tax withholdings.

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(ii) Continuation of employer-provided healthcare benefits for two years at the levels and cost to Executive and his qualified dependents in effect on the date of Executive’s termination, and thereafter to elect, at Executive’s or his qualified dependents’ cost, COBRA continuation for the remainder of Executive’s or his qualified dependents’ COBRA eligibility, if any, it being understood that Executive’s and his dependents’ COBRA eligibility period will include the period during which the Company is providing benefits under this Section. Notwithstanding the foregoing, in the event the Bank is unable to provide such healthcare benefits due to the applicable nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits) on or within 30 days following the date of termination.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) As used in this Agreement, “Change in Control” of the Corporation shall mean

(i) a merger, consolidation or division involving the Corporation or the Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank, or (C) a purchase by the Corporation or the Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by sixty-six and two-thirds percent (66 2/3%) or more of the members of the Board of Directors of the Corporation or the Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of the Corporation or the Bank; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation or Bank’s then outstanding securities;

(iii) during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-six and two-thirds percent (66 2/3%) of the directors then in office who were directors at the beginning of the period; or

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(iv) any other transaction involving the Corporation or the Bank similar in effect to any of the foregoing and designated as a Change in Control by the Board.

(d) In the event Executive becomes entitled to any of the payments set forth in this Section 5, he shall not be entitled to any of the payments set forth in Section 6.

6. Rights in Event of Termination of Employment Prior to a Change in Control.

(a) In the event Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) prior to a Change in Control (as defined in Section 5(c) above) or Executive’s employment is voluntarily terminated by Executive for Good Reason prior to a Change in Control, Executive shall be entitled to receive:

(i) Continuation of Executive’s Annual Base Salary then in effect (or immediately prior to any reduction resulting in a termination by Executive for Good Reason) for a period of 12 months commencing on or within 30 days following the date of such termination, in accordance with the Bank’s normal payroll practices then in effect; and

(ii) Continuation of employer-provided healthcare benefits for one year at the levels and cost to Executive and his qualified dependents in effect on the date of Executive’s termination, and thereafter to elect, at Executive’s or his qualified dependents’ cost, COBRA continuation for the remainder of Executive’s or his qualified dependents’ COBRA eligibility, if any, it being understood that Executive’s and his dependents’ COBRA eligibility period will include the period during which the Company is providing benefits under this Section. Notwithstanding the foregoing, in the event the Bank is unable to provide such healthcare benefits due to the applicable nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits) on or within 30 days following the date of termination.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) In the event Executive becomes entitled to any of the payments set forth in this Section 6, he shall not be entitled to any of the payments set forth in Section 5.

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7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company), or otherwise of any person, firm, corporation, or enterprise engaged in (A) the banking (including bank holding company) or financial services industry or (B) any other activity in which Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in any county in which, at the date of termination of Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of Corporation, the Bank, or any of their subsidiaries are located (“Non-Competition Area”); or

(ii) solicit, directly or indirectly, any “person” (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended) who is, or was during the then most recent 12-month period, a customer of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii) solicit, directly or indirectly, any person who is, or was during the then most recent 12-month period, employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank, and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the effective date of this Agreement and continuing for 12 months after the effective date of the termination of Executive’s employment; provided, however, that in the event Executive’s employment terminates as a result of delivery of a notice of non-renewal by the Corporation or the Bank in accordance with Section 3(a), Executive shall not be subject to the restrictions contained in Section 7(a)(i). Notwithstanding the above provisions, if Executive violates the provisions of this Section 7 and the Corporation or the Bank must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the restrictions set forth in this Section 7 shall remain in effect for one full year following the date of the settlement agreement or court order.

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(d) Executive hereby agrees that the provisions of this Section 7 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding Executive’s termination of employment.

(e) Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation and the Bank by Executive. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to Executive hereunder.

8. Unauthorized Disclosure. During the term of Executive’s employment hereunder, or at any later time, Executive shall not, without the written consent of the Board and the Bank Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an executive of the Corporation and the Bank, any material confidential information obtained by Executive while in the employ of the Corporation and the Bank with respect to any of the Corporation’s and the Bank’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent, or direction of Executive) or any information of a type not other considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

9. Cessation and Recovery on Competition. If, during the applicable period set forth in Section 7(c), Executive, in the good faith judgment of the Board, breaches, in any material respect, any of the restrictions contained in Section 7, the Corporation shall have the right, upon written notice to Executive, to cease to make any further payments under Sections 5 or 6, as applicable, in addition to any other remedies available the Corporation.

10. Indemnification; Liability Insurance. The Corporation and the Bank shall indemnify Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending, or contemplated action, suit, or proceeding brought against Executive by reason of the fact that Executive is or was a director, officer, employee, or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation or the Bank as a director, officer, employee, or agent of another person or entity. Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders, or otherwise, and shall continue beyond the term of this Agreement.

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11. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

12. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter (including, without limitation, the Prior Employment Agreement”).

15. Successors; Binding Agreement.

(a) The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, or legatees. If Executive should die after a notice of termination for Good Reason is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

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16. Arbitration. The Corporation, the Bank, and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant provisions in Section 7, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements, and questions of interpretation concerning this Agreement are to be submitted to resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Corporation, the Bank, or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank, and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence, or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, the Bank, and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

19. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20. Regulatory Matters. The obligations of the Corporation and the Bank under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time.

21. Limitations on Payments. Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this Section will be made by the Corporation’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

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22. Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation paid hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within 36 months following the date such bonus or incentive compensation was paid. In the event that the Board or the Bank Board, as applicable, determines by at least a majority vote that a bonus or incentive compensation payment to Executive is recoverable pursuant to this Section, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same.

23. Application of Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

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(c) Any payments made pursuant to Sections 5 or 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(d) To the extent it is determined that any benefits described in Sections 5 or 6 are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	QNB CORP.

/s/ Charles Meredith III	By:	/s/ Thomas J. Bisko
Secretary

ATTEST:	QNB BANK

/s/ Charles Meredith III	By:	/s/ Thomas J. Bisko
Secretary

WITNESS:	EXECUTIVE

/s/ Bret H. Krevolin		/s/ David W. Freeman

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